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                             NATIONAL QUALITY CARE, INC.
                                  WARRANT AGREEMENT


     THIS AGREEMENT is made as of December 18, 1997 by and between National Quality Care, Inc., a Delaware corporation (the "Company"), and Michael Markow ("Warrantholder").


                                    R E C I T A L


     The Board of Directors of the Company (the "Board of Directors") has authorized the granting to Warrantholder, for services rendered by Warrantholder as a consultant to the Company, services, of a warrant to purchase the number of shares of Common Stock of the Company specified in Paragraph 1 hereof, at the price specified therein, such warrant to be for the term and upon the terms and conditions hereinafter stated.


                                  A G R E E M E N T


     NOW, THEREFORE, in consideration of the premises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

     1. NUMBER OF SHARES. Pursuant to said action of the Board of Directors, the Company hereby grants to Warrantholder, in consideration of consulting services to be performed for the benefit of the Company, during the period from January 1, 1998 to December 31, 1998, related to the location of strategic business partners for the Company and the expansion of the dialysis facilities for the Company's business operations, a warrant ("Warrant") to purchase up to 434,073 shares ("Warrant Shares") of Common Stock of the Company.

     2. TERM. This Warrant shall expire five (5) years from the date first written above.

     3.   SHARES SUBJECT TO EXERCISE; EXERCISE PRICE.

          a) 97,585 Warrants shall be immediately exercisable at an exercise price of $0.93 per share, an additional 97,585 Warrants shall be exercisable on April 18, 1998 at an exercise price of $1.31 per share, and an additional 97,584 Warrants shall be exercisable on August 18, 1998 at an exercise price of $1.53 per share, and shall thereafter remain subject to exercise for the term specified in Paragraph 2 hereof.

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          b)   Further, an additional 141,319 Warrants shall be immediately exercisable in the event that the Company shall issue an additional 4,210,644 shares of Common Stock and warrants to purchase up to 500,000 shares of Common Stock shall vest (collectively, the "Unvested Securities"), or any portion thereof, in connection with Section 3.7 of that certain Agreement for Exchange of Stock, dated May 11, 1996, by and among the Company, Victor Gura, M.D., Avraham H. Uncyk, M.D. and Ronald P. Lang, M.D. (the "Exchange Agreement"), at the following exercise prices: (i) 47,107 Warrants at an exercise price of $0.93 per share,(ii) 47,106 Warrants at an exercise price of $1.31 per share, and (iii) 47,106 Warrants at an exercise price of $1.53 per share; PROVIDED, HOWEVER, in the event that a greater or lesser number of Unvested Securities shall be issued or vest, as the case may be, in connection with the Exchange Agreement, other than pursuant to Section 13 or 14 of this Agreement, the number of Warrants which may vest in accordance with this Section 3(b) shall increase or decrease proportionately, as the case may be, and shall thereafter remain subject to exercise for the term specified in Paragraph 2 hereof.

     4. METHOD AND TIME OF EXERCISE. The Warrants may be exercised by written notice delivered to the Company stating the number of shares with respect to which the Warrant is being exercised, together with a check made payable to the Company in the amount of the purchase price of such shares plus the amount of applicable federal, state and local withholding taxes, and the written statement provided for in Paragraph 10 hereof, if required by
such Paragraph 10.   Not less than 100 shares may be purchased at any one
time unless the number purchased is the total number purchasable under such Warrant at the time. Only whole shares may be purchased.

     5. TAX WITHHOLDING. As a condition to exercise of this Warrant, the Company may require the Warrantholder to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Warrant. At the discretion of the Company and upon the request of the Warrantholder, the minimum statutory withholding tax requirements may be satisfied by the withholding of shares of Common Stock otherwise issuable to the Warrantholder upon the exercise of this Warrant.

     6. EXERCISE ON TERMINATION OF EMPLOYMENT. This Warrant shall not terminate as a result of the termination of Warrantholder's services as a consultant to the Company.

     7. NONTRANSFERABILITY. This Warrant may not be assigned or transferred except, if applicable, by will or by the laws of descent and distribution, and may be exercised only by Warrantholder during Warrantholder's lifetime and after Warrantholder's death, by Warrantholder's representative or by the

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person entitled thereto under Warrantholder's will or the laws of intestate succession.

     8. WARRANTHOLDER NOT A SHAREHOLDER. Warrantholder shall have no rights as a shareholder with respect to the Common Stock of the Company covered by the Warrant until the date of issuance of a stock certificate or stock certificates to him upon exercise of the Warrant. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

     9. NO RIGHT TO PERFORM SERVICES. Nothing in this Warrant shall confer upon the Warrantholder any right to perform services for the Company, or shall interfere with or restrict in any way the rights of the Company to discharge or terminate Warrantholder as an independent contractor or consultant at any time for any reason whatsoever, with or without good cause.

     10. RESTRICTIONS ON SALE OF SHARES. Warrantholder represents and agrees that, upon Warrantholder's exercise of the Warrant in whole or part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the shares issued to him, he will acquire the shares issuable upon exercise of this Warrant for the purpose of investment and not with a view to their resale or further distribution, and that upon each exercise thereof Warrantholder will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. Warrantholder agrees that any certificates issued upon exercise of this Warrant may bear a legend indicating that their transferability is restricted in accordance with applicable state or federal securities law. Any person or persons entitled to exercise this Warrant under the provisions of Paragraphs 5 and 6 hereof shall, upon each exercise of the Warrant under circumstances in which Warrantholder would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

     11. REGISTRATION. On or before thirty days after the date of this Agreement, the Company shall, at the Company's expense, use its best efforts to file with the Securities and Exchange Commission ("SEC"), a registration statement ("Registration Statement") on Form S-8 or other comparable form, in such form as to comply with applicable federal and state laws for the purpose of registering or qualifying the Warrant Shares for resale by Warrantholder, and prepare and file with the appropriate state securities regulatory authorities the documents reasonably necessary to register or qualify such securities, subject to the ability of the Company to register or qualify such securities under applicable state laws.

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     12.  NOTICES.  All notices to the Company shall be addressed to the Company at the principal office of the Company at 1835 South La Cienega Boulevard, Suite 235, Los Angeles, California 90034, Telecopier No. (310) 840-5681, and all notices to Warrantholder shall be addressed to Warrantholder at the address and telecopier number of Warrantholder on file with the Company, or to such other address and telecopier number as either may designate to the other in writing.
A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service and followed by telecopier to the addressee. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to Warrantholder or to the Company (as the case may be).

     13. ADJUSTMENTS. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Warrant does not thereby terminate pursuant to Section 2 hereof), then the number and kind of shares then subject to the Warrant and the price to be paid therefor shall be appropriately adjusted by the Board of Directors; PROVIDED, HOWEVER, that in no event shall any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Warrant, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Warrant.

     14. CESSATION OF CORPORATE EXISTENCE. Notwithstanding any other provision of this Warrant, upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than 50% of the then outstanding stock of the Company to another corporation or other entity, the Warrant granted hereunder shall terminate; provided, however, that: (i) each Warrant for which no Warrant has been tendered by the surviving corporation in accordance with all of the terms of provision (ii) immediately below shall, within five days before the effective date of such dissolution or liquidation, merger or consolidation or sale of assets in which the Company is not the surviving corporation or sale of stock, become fully exercisable; or (ii) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated to, tender to any Warrantholder, a warrant to purchase shares of the surviving corporation, and such new warrant or warrants shall contain such terms and provisions as shall be

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required substantially to preserve the rights and benefits of this
Warrant.

     15. INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

     16. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     17. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                   NATIONAL QUALITY CARE, INC.

                                   ("Company")




                                   By: /s/ Victor Gura, M.D.
                                      ---------------------------
                                      Victor Gura, M.D.,
                                      Chief Executive Officer


Social Security Number
or Employer Identification
Number:                            ("Warrantholder")



       ###-##-####                 By: /s/ Michael Markow
---------------------------           ----------------------------
                                      Michael Markow

                                   Address:

                                   Michael Markow
                                   c/o Worldwide Corporate Finance
                                   15760 Ventura Boulevard
                                   Suite 1020
                                   Encino, California 91436
                                   Telecopier No. (818) 783-1120


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